Exhibit 14

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 4 to the Registration Statement (Form N-6 No. 333-141772) pertaining to LLANY Separate Account R for Flexible Premium Variable Life Insurance, which is incorporated by reference into Post-Effective Amendment No. 6, and to the use therein of our reports dated (a) April 1, 2010, with respect to the financial statements of Lincoln Life & Annuity Company of New York and (b) April 1, 2010, with respect to the financial statements of LLANY Separate Account R for Flexible Premium Variable Life Insurance.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania

September 27, 2010